EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter and Full Year 2022 Earnings

Madison, Wis., Feb. 22, 2023—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the fourth quarter of 2022 and for the full year of 2022.

MGE Energy's earnings for the full year of 2022 were $111.0 million, or $3.07 per share, compared to $105.8 million, or $2.92 per share, for the same period in the prior year.

MGE's investments in new, cost-effective, and carbon-free renewable generation are helping to fuel the Company's asset growth. These investments are steps toward achieving 80% carbon reduction by 2030, from 2005 levels, and net-zero carbon electricity by 2050. The Badger Hollow I solar project was completed in November 2021, which contributed to increased electric earnings in 2022. The second phase of the Badger Hollow (solar), Red Barn (wind), and Paris (solar) projects are expected to be completed in 2023.

MGE's new customer information system contributed to electric and gas asset growth, which drove additional earnings in 2022 compared to the prior year. The new system went live in September 2021.

During 2022, gas retail therm deliveries increased approximately 15 percent compared to the prior year, primarily due to colder weather in 2022. Gas use by commercial and industrial customers was approximately 16 percent higher during 2022 and gas residential consumption increased by approximately 14 percent.

MGE Energy's earnings for the fourth quarter of 2022 were $21.1 million, or 58 cents per share, compared to $13.1 million, or 36 cents per share, for the same period in the prior year. This increase is primarily due to increased earnings from the growth of electric and gas asset base and the timing of costs in 2021. Fourth quarter earnings were lower in 2021 due to the timing of when 2021 depreciation and other operations and maintenance costs were collected in rates and when the costs were incurred. Significant capital projects were placed in service near the end of 2021.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended December 31,	2022	2021
Operating Revenues	$189,833	$162,066
Operating Income	$27,935	$17,249
Net Income	$21,051	$13,060
Earnings Per Share - basic	$0.58	$0.36
Earnings Per Share - diluted	$0.58	$0.36
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,176	36,169

Year Ended December 31,	2022	2021
Operating Revenues	$714,519	$606,584
Operating Income	$137,743	$117,294
Net Income	$110,952	$105,761
Earnings Per Share - basic	$3.07	$2.92
Earnings Per Share - diluted	$3.07	$2.92
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,174	36,167

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 161,000 customers in Dane County, Wis., and purchases and distributes natural gas to 173,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com